Kilpatrick Townsend & Stockton LLP ktslaw.com	1001 West Fourth Street Winston-Salem, NC 27101-2400

[______], 2025

Board of Trustees
Horizon Funds

6210 Ardrey Kell Rd #300

Charlotte, North Carolina 28277

Board of Trustees
Centre Funds

48 Wall Street, Suite 1100

New York, NY 10005-2903

April 24, 2017

Ladies and Gentlemen:

As counsel to the Horizon Funds, a Delaware statutory trust (“Horizon Funds” or “Acquiring Trust”), on behalf of each segregated portfolio of assets (“series”) thereof listed under the heading “Acquiring Funds” on Schedule A, attached hereto (“Schedule A”) (each, an “Acquiring Fund”), we have been asked to advise you concerning the anticipated federal income tax consequences of the transactions to be carried out under that certain Agreement and Plan of Reorganization, dated as of [________] (the “Agreement”), by and between Horizon Funds, on behalf of each Acquiring Fund, Centre Funds, a Delaware statutory trust (“Centre Funds” or “Target Trust”) on behalf of each of its series listed under the heading “Target Funds” on Schedule A (each, an “Target Fund”), Horizon Investments, LLC and Centre Asset Management, LLC. Each Acquiring Fund is newly formed and has had no operations to date.

The following transactions with respect to each Target Fund and its corresponding Acquiring Fund as set forth on Schedule A (each such transaction referred to collectively herein as the “Reorganization”) are contemplated under the Agreement: (i) Target Fund will transfer all of Target Fund’s Assets to Acquiring Fund solely in exchange for the Acquiring Fund’s Investor Class shares and Advisor Class shares (collectively, the “Acquiring Fund Shares”) of beneficial interest having an aggregate net asset value equal to the value of the Target Fund’s net assets and the assumption by the Acquiring Fund of the Liabilities of the Target Fund, and (ii) Target Fund will distribute the Investor Class shares and Advisor Class shares of the Acquiring Fund received in step (i) to the shareholders of Institutional Shares and Investor Shares, respectively (as shown on Exhibit A hereto), of the Target Fund (“Target Fund shares”) in complete liquidation thereof such that each Target Fund Shareholder will receive Acquiring Fund Shares corresponding to the number and class of Target Fund Shares held by such Shareholder immediately prior to the consummation of the transactions contemplated by the Agreement.

Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Agreement. For purposes of this opinion, the term “Code” means the Internal Revenue Code of 1986, as amended, and all Section references are to the Code unless otherwise specified.

In rendering the opinion contained herein, we have examined the Agreement, the Registration Statement on Form N-14 of the Horizon Funds and Acquiring Funds relating to the Reorganization (the “Registration Statement”) and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively as to the factual matters of the statements made in the Agreement and representations made to us by officers of the Centre Funds, on behalf of each Target Fund or by officers of the Horizon Funds, on behalf of each Acquiring Fund. We have assumed for all purposes that the Reorganization will be effected as set forth above and as described in the Agreement and the Registration Statement. We have not made any independent investigation of the representations in connection with each Reorganization.

SCOPE OF OPINION

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

OPINION

Based upon the representations as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, we are of the opinion that for federal income tax purposes:

(1)	the Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the Acquiring Fund and the Target Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(2)	no gain or loss will be recognized by the Target Fund upon the transfer of all of the Assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities, or upon the distribution of Acquiring Fund Shares to the Target Fund Shareholders in exchange for their Target Fund Shares in complete liquidation of the Target Fund pursuant to the Reorganization;

(3)	no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities;

(4)	no gain or loss will be recognized by the Target Fund Shareholders upon the distribution to them by the Target Fund of the Acquiring Fund Shares solely in exchange for their Target Fund Shares as part of the Reorganization;

(5)	the basis of the Acquiring Fund Shares received by each Target Fund Shareholder in the Reorganization will be the same as the basis of the shareholder’s exchanged Target Fund Shares;

(6)	the holding period of the Acquiring Fund Shares received by each Target Fund Shareholder (including fractional shares to which they may be entitled) will include the period during which the surrendered Target Fund Shares were held by such Target Fund Shareholder, provided that the Target Fund Shares were held as a capital asset at the Effective Time;

(7)	the tax basis of each Asset acquired by the Acquiring Fund will be the same as the tax basis of such Asset immediately prior to the transfer of the Asset; and

(8)	the holding period of each Asset received by the Acquiring Fund will include the period during which that Asset was held by the Target Fund; and

(9)	The Acquiring Fund will succeed to and take into account those tax attributes of the Target Fund that are described in Section 381, 382, 383 and 384 of the Code, subject to the conditions and limitations specified in the Code, the regulations thereunder, and existing court decisions and published interpretations of the Code and regulations, and the taxable year of the Acquired Fund will not end as a result of the Reorganization.

The opinion expressed herein is for the exclusive benefit of Target Trust, Target Funds, Acquiring Trust, Acquiring Funds, and their respective shareholders. No other person shall be entitled to rely on this opinion. Notwithstanding paragraphs (2) and (4) above, we express no opinion as to the effect of the Reorganization on the Target Funds, or any Shareholder, with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

We hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

SCHEDULE A

Funds
Target Fund (series of Centre Funds)		Acquiring Fund (series of Horizon Funds)
Centre American Select Equity Fund	à	Centre American Select Equity Fund
Centre Global Infrastructure Fund	à	Centre Global Infrastructure Fund
Share Classes
Target Fund Class		Acquiring Fund Class
Institutional Class	à	Investor Class
Investor Class	à	Advisor Class